Exhibit 99.1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS Motion Computing, Inc. and Subsidiaries Years Ended December 31, 2014 and 2013 With Reports of Independent Auditors

Report of Independent Auditors

The Board of Directors and Stockholders

Motion Computing, Inc.

We have audited the accompanying consolidated financial statements of Motion Computing, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Motion Computing, Inc. and subsidiaries at December 31, 2014, and the consolidated results of their operations and comprehensive loss and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Other Matters

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has incurred significant operating losses since its inception and on February 13, 2015, the Company was notified by its senior secured creditor that it was in default with certain covenants of its loan facility. The Company did not cure the events of default. On April 17, 2015, the senior secured creditor foreclosed on the majority of the Company's assets and sold certain of those assets to an independent buyer in a private foreclosure. Certain assets of the Company that did not secure the loan facility were sold to the buyer of the foreclosed assets by the Company. As a result of the foreclosure, the Company is in the process of winding down its remaining operations. The accompanying consolidated financial statements do not include any adjustments that resulted from these actions.

 /s/ PMB Helin Donovan, LLP

June 29, 2015

Report of Independent Auditors

The Board of Directors and Stockholders

Motion Computing, Inc.

We have audited the accompanying consolidated financial statements of Motion Computing, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations and comprehensive income, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Motion Computing, Inc. and subsidiaries at December 31, 2013, and the consolidated results of their operations, and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Other Matters

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has incurred significant operating losses since its inception and on February 13, 2015, the Company was notified by its senior secured creditor that it was in default with certain covenants of its loan facility. The Company did not cure the events of default. On April 17, 2015, the senior secured creditor foreclosed on the majority of the Company's assets and sold certain of those assets to an independent buyer in a private foreclosure. Certain assets of the Company that did not secure the loan facility were sold to the buyer of the foreclosed assets by the Company. As a result of the foreclosure, the Company is in the process of winding down its remaining operations. The accompanying consolidated financial statements do not include any adjustments that resulted from these actions.

 /s/ Ernst & Young, LLP

June 29, 2015

Motion Computing, Inc. and Subsidiaries

Audited Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

Motion Computing, Inc. and Subsidiaries

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	December 31
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,943	$2,933
Accounts receivable, net of allowance for doubtful accounts of $239 and $5 at December 31, 2014 and 2013, respectively	10,565	12,606
Inventory	6,404	5,762
Prepaid expenses and other current assets	453	401
Total current assets	19,365	21,702
Other assets	489	225
Property and equipment, net	1,968	889
Total assets	$21,822	$22,816

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$11,691	$9,487
Accrued expenses and other liabilities	5,663	3,102
Deferred revenue	4,944	4,471
Current portion of long-term debt	2,564	1,740
Long-term debt and accrued interest in default	28,882	-
Total current liabilities	53,744	18,800
Deferred revenue	5,366	4,919
Other long-term liabilities	51	84
Long-term debt and accrued interest	-	25,704
Warrants for redeemable convertible preferred stock	-	1,833
Total liabilities	59,161	51,340

Commitments and contingencies	-	-

Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value; 5,800,000 shares authorized; 5,264,992 shares issued and outstanding at December 31, 2014 and 2013; liquidation preference of $6,286,000	11,711	11,208
Series B redeemable convertible preferred stock, $0.001 par value; 5,600,000 shares authorized; 3,445,066 shares issued and outstanding at December 31, 2014 and 2013; liquidation preference of $7,200,000	12,938	12,362
Series B-1 redeemable convertible preferred stock, $0.001 par value; 9,400,000 shares authorized, 2,065,706 shares issued and outstanding at December 31, 2014 and 2013; liquidation preference of $4,317,000	7,828	7,482
Series C redeemable convertible preferred stock, $0.001 par value; 4,600,000 shares authorized; 4,371,176 shares issued and outstanding at December 31, 2014 and 2013; liquidation preference of $25,150,000	45,328	43,316
Series D redeemable convertible preferred stock, $0.001 par value; 11,800,000 shares authorized; 1,605,289 shares issued and outstanding at December 31, 2014 and 2013; liquidation preference of $18,472,000	13,290	11,524
Total redeemable convertible preferred stock	91,095	85,892
Stockholders’ deficit:
Common stock, $0.001 par value; 53,200,000 shares authorized; 6,705,262 and 6,301,096 shares issued and outstanding at December 31, 2014 and 2013, respectively	7	6
Accumulated other comprehensive income	92	41
Accumulated deficit	(128,533)	(114,463)
Total stockholders’ deficit	(128,434)	(114,416)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$21,822	$22,816

See accompanying notes to consolidated financial statements.

Motion Computing, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(amounts in thousands, except share amounts)

	Years Ended December 31
	2014	2013

Revenue	$83,298	$91,523
Cost of revenue	64,148	66,101
Gross profit	19,150	25,422

Operating expenses:
Selling, general, and administrative	20,595	21,680
Research and development	6,078	5,350
Total operating expenses	26,673	27,030
Operating loss	(7,523)	(1,608)

Other income (expense):
Interest expense	(2,747)	(2,318)
Accretion of warrant valuation	1,833	8,701
Other expense	(402)	(579)
Income (loss) before income taxes	(8,839)	4,196
Income tax expense	60	19
Net income (loss)	$(8,899)	$4,177

Other comprehensive income:
Foreign currency translation adjustment	51	40
Total other comprehensive income	51	40
Total comprehensive income (loss)	$(8,948)	$4,217

See accompanying notes to consolidated financial statements.

Motion Computing, Inc. and Subsidiaries

Consolidated Statements of Changes in Redeemable
Convertible Preferred Stock and Stockholders’ Deficit

(amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Stockholders’ Deficit
			Common Stock		Other Accumulated Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Income	Deficit	Deficit

Balance at December 31, 2012	16,752,229	$80,659	6,027,876	$6	$1	$(113,475)	$(113,468)
Issuance of common stock pursuant to the exercise of stock options	-	-	273,220	-	-	10	10
Employee stock compensation	-	-	-	-	-	58	58
Accrued redemption premium on Series A redeemable convertible preferred stock	-	503	-	-	-	(503)	(503)
Accrued redemption premium on Series B redeemable convertible preferred stock	-	576	-	-	-	(576)	(576)
Accrued redemption premium on Series B-1 redeemable convertible preferred stock	-	345	-	-	-	(345)	(345)
Accretion of Series C and D redeemable convertible preferred stock issuance cost	-	1,058	-	-	-	(1,058)	(1,058)
Accrued redemption premium on Series C redeemable convertible preferred stock	-	2,012	-	-	-	(2,012)	(2,012)
Accrued redemption premium on Series D redeemable convertible preferred stock	-	739	-	-	-	(739)	(739)
Comprehensive income:
Net income	-	-	-	-	-	4,177	4,177
Foreign currency translation adjustment	-	-	-	-	40	-	40
Balance at December 31, 2013	16,752,229	$85,892	6,301,096	$6	$41	$(114,463)	$(114,416)

Continued on following page

Motion Computing, Inc. and Subsidiaries

Consolidated Statements of Changes in Redeemable

Convertible Preferred Stock and Stockholders’ Deficit (continued)

(amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Stockholders’ Deficit
			Common Stock		Other Accumulated Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Income	Deficit	Deficit

Balance at December 31, 2013	16,752,229	$85,892	6,301,096	$6	$41	$(114,463)	$(114,416)
Issuance of common stock pursuant to exercise of stock options	–	–	404,166	1	–	11	12
Employee stock compensation	–	–	–	–	–	21	21
Accrued redemption premium on Series A redeemable convertible preferred stock	–	503	–	–	–	(503)	(503)
Accrued redemption premium on Series B redeemable convertible preferred stock	–	576	–	–	–	(576)	(576)
Accrued redemption premium on Series B-1 redeemable convertible preferred stock	–	346	–	–	–	(346)	(346)
Accretion of Series C and D redeemable convertible preferred stock issuance cost	–	1,026	–	–	–	(1,026)	(1,026)
Accrued redemption premium on Series C redeemable convertible preferred stock	–	2,012	–	–	–	(2,012)	(2,012)
Accrued redemption premium on Series D redeemable convertible preferred stock	–	740	–	–	–	(740)	(740)
Comprehensive income:
Net loss	–	–	–	–	–	(8,899)	(8,899)
Foreign currency translation adjustment	–	–	–	–	51	–	51
Balance at December 31, 2014	16,752,229	$91,095	6,705,262	$7	$92	$(128,533)	$(128,434)

See accompanying notes to consolidated financial statements.

Motion Computing, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(amounts in thousands, except per share amounts)

	Years Ended December 31
	2014	2013
Operating activities
Net income (loss)	$(8,899)	$4,177
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,175	501
Noncash interest expense	1,140	826
Gain on sale of property and equipment	(294)	(41)
Noncash stock compensation expense	21	58
Noncash warrant valuation (income) expense	(1,833)	(8,701)
Changes in operating assets and liabilities:
Accounts receivable, net	2,041	658
Inventory, net	(642)	1,144
Prepaid expenses and other current assets	(316)	606
Accounts payable	2,204	(1,768)
Accrued expenses and other liabilities	2,561	(2,126)
Deferred revenue	920	258
Net cash used in operating activities	(1,922)	(4,408)

Investing activities
Purchase of property and equipment	(2,403)	(575)
Proceeds from sale of assets	500	-
Cash paid in connection with acquisition	-	(68)
Capitalized software development costs	(28)	(73)
Other investing activities	-	58
Net cash used in investing activities	(1,931)	(658)

Financing activities
Payments on line of credit	(88,666)	(5,341)
Proceeds from line of credit	92,481	6,448
Payments on term loan	(999)	-
Proceeds from (payment of) capital lease obligation	(16)	49
Proceeds from debt issuance, net	-	1,949
Proceeds from exercise of stock options	12	12
Net cash provided by financing activities	2,812	3,117

Effect of foreign exchange rate on cash and cash equivalents	51	27

Net decrease in cash and cash equivalents	(990)	(1,922)
Cash and cash equivalents, beginning of year	2,933	4,855
Cash and cash equivalents, end of year	$1,943	$2,933

Supplemental disclosures of noncash investing and financing activities:
Interest paid	$1,424	$1,315
Cash paid for taxes	$-	$90

See accompanying notes to consolidated financial statements.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands, except share amounts)

1. Description of Business

Motion Computing, Inc. (Motion or the Company), a Delaware corporation, is a provider of integrated mobile computing solutions, featuring products and services customized for the unique needs of its target vertical markets. Motion’s enhanced line of rugged tablet personal computers, mobile point-of-care solutions, accessories, and services is designed to increase mobile productivity while providing portability, security, power, and versatility. Founded in 2001 and headquartered in Austin, Texas, Motion sells through its global network of resellers and distributors.

The Company established a wholly owned subsidiary, Motion Computing Holding Company, Inc., a Delaware corporation, on March 10, 2004. The subsidiary holds the Company’s foreign subsidiaries and branches.

2. Summary of Significant Accounting Policies

a) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany transactions and balances have been eliminated.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses since its inception and on February 13, 2015, the Company was notified by its senior secured creditor that it was in default with certain covenants of its loan facility. The Company did not cure the events of default. On April 17, 2015, the senior secured creditor foreclosed on the majority of the Company's assets and sold certain of those assets to an independent buyer in a private foreclosure. Certain assets of the Company that did not secure the loan facility were sold to the buyer of the foreclosed assets by the Company. As a result of the foreclosure, the Company is in the process of winding down its remaining operations. The accompanying consolidated financial statements do not include any adjustments that resulted from these actions.

b) Use of Estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management’s application of accounting policies. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimates are reasonably likely to occur from period to period, and would materially impact the Company’s financial condition, changes in financial condition or results of operations. On an ongoing basis, the Company evaluates the estimates, including those related to its revenue recognition, allowance for doubtful accounts, inventory valuation, warranty reserves, depreciation, tooling amortization, financial instruments (including the warranty for redeemable convertible preferred stock), stock-based compensation and income taxes. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from management’s estimates and assumptions.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

c) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents included $1,200 held in an interest-bearing overnight sweep account as of December 31, 2013.

d) Bad Debt Expense and Doubtful Account Reserves

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized as general administration expense. The change in reserve is charged to bad debt expense (income) and amounted to $237 and $(14) for the years ended December 31, 2014 and 2013, respectively. The doubtful account reserves were $239 and $5 as of December 31, 2014 and 2013, respectively.

e) Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and accounts receivable from customers. Accounts receivables are generally unsecured. With respect to accounts receivables, the Company performs ongoing credit evaluations of customers and generally does not require collateral.

While the Company’s cash and cash equivalents are on deposit with high quality FDIC insured financial institutions, at times such deposits exceed the insured limits. The Company had cash balances in excess of federally insured limits of approximately $1,230 at December 31, 2014. The Company has not experienced any losses in such accounts.

Receivables are concentrated with a small number of customers. The Company maintains an allowance for doubtful accounts when deemed necessary.

The amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate their fair values based on comparable market information available at the respective balance sheet dates and their short-term nature. The fair value of the Company’s long-term debt approximates its face value.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

f) Inventory

Inventory is stated at the lower of cost or market with cost being determined on a first-in, first-out (FIFO) basis. The valuation of inventory requires the use of estimates regarding the amount of current inventory that will be sold and the prices at which it will be sold based on an assessment of expected orders for these products from the Company’s customers. Additionally, the estimates reflect changes in the Company’s products or changes in demand because of various factors including the market for the Company’s products, obsolescence, product discontinuation, technology changes and competition.

g) Property and Equipment

Property and equipment (P&E) are recorded at cost and depreciated over their estimated useful lives, which range from one to six years, using the straight-line method. Leasehold improvements are depreciated over the shorter of six years or the lease term. Upon retirement or sale, the cost and the accumulated depreciation of the assets retired or sold are removed from the P&E pool, and any resulting gain or loss is recognized in the period incurred. Repairs and maintenance costs are expensed as incurred if they do not significantly prolong the useful life of original P&E. The Company performs reviews for impairment of P&E whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company capitalizes eligible internal-use software development costs incurred subsequent to the completion of the preliminary project stage. Software development costs are amortized over the shorter of the expected useful life of the software or three years.

h) Revenue Recognition

Revenue includes sales of hardware, software, peripherals, and services, which include consulting, training, standard warranty, extended warranty contracts, and out-of-warranty repairs. These products and services are either sold separately or as part of a multiple-element arrangement. The Company allocates revenue from multiple-element arrangements based upon the relative fair value of the elements.

The Company generates revenues by selling products and services to distributors, value-added resellers, and end users. The Company’s policy is to recognize revenues when products or services have been delivered, title and risks of ownership have been transferred to the customer, persuasive evidence of an arrangement exists, prices are fixed or determinable, and collection of the resulting receivables is reasonably assured. The Company offers price protection and limited return rights to most of its distributors. Consequently, for transactions with distributors, revenue and related costs of sales are not recognized until such rights expire, which is upon receiving notification from distributors that products have been resold. As of December 31, 2014 and 2013, the cost of unsold products at distributors totaled $1,416 and $572, respectively.

Revenue from extended warranty contracts is recorded as deferred revenue and recognized over the term of the contract, or when the service is completed. Revenue from consulting and training contracts, provided that there are no post-delivery obligations and the price is fixed or determinable, is recorded upon completion and delivery of consulting services.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

i) Standard Warranty

The Company accounts for the costs that it estimates will be incurred under its standard warranty, which is typically one year, at the time of sale. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rate of warranty claims on those units, and the cost per claim to satisfy the Company’s warranty obligation. As these factors are affected by actual experience and future expectations, the Company assesses the adequacy of its recorded warranty liabilities at the end of each reporting period and adjusts the amounts as necessary.

j) Shipping Costs

The Company’s shipping and handling costs associated with product delivery and repair are included in cost of revenue for all periods presented.

k) Research and Development

Costs incurred in the research and development of the Company’s products are expensed as incurred.

l) Advertising Expenses

Advertising expenses consist primarily of costs, including those of public relations activities and trade shows, incurred promoting the Company’s products. The Company expenses all advertising costs as incurred, and net advertising expenses were $1,649 and $1,231 for the years ended December 31, 2014 and 2013, respectively.

m) Stock-Based Compensation

The Company follows the fair value recognition provisions in accounting for equity instruments exchanged for employee services. Share-based compensation cost is measured at the grant date based on the calculated fair value of the award. Stock-based payments to nonemployees are charged to operating expense at the fair value of the option awards granted.

n) Income Taxes

The Company accounts for its income taxes in accordance with the liability method under which deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established as considered necessary to reduce deferred tax assets if it is likely that some or all of the deferred tax assets will not be realized.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

o) Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements.  The Company does not believe that there are any new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

In April 2015, the FASB issued ASU 2015-03, "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs", which changes the presentation of debt issuance costs in financial statements. Under the ASU, such costs are presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. Early adoption is allowed for all entities for financial statements that have not been previously issued. The guidance is to be applied retrospectively to all prior periods (i.e., the balance sheet for each period is adjusted). ASU 2015-03 will be effective for the Company beginning in fiscal 2016. The Company is currently evaluating the impact that the adoption of ASU 2015-03 may have on the Company's consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (ASU 2015-02). The objective of ASU 2015-02 is to modify the consolidation requirements of Topic 810 to ensure that reporting entities do not consolidate other legal entities in situations where deconsolidation actually more accurately represents operational and economic results. Among other changes, the amendments to ASC 810 include lessening the relevance on fees paid to a decision-maker or service provider and the related party tiebreaker test. The amendments are effective for private business entities for fiscal years, and for interim periods within those fiscal years beginning after December 15, 2016. This ASU may be adopted using a full retrospective approach or a modified retrospective approach by recording a cumulative effect adjustment to equity as of the beginning of the fiscal year of adoption. ASU 2015-02 will be effective for the Company beginning in 2017. The Company is currently evaluating the impact that the adoption of ASU 2015-02 may have on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, "Revenue Recognition - Construction-Type and Production-Type Contracts”. The core principle of ASU 2014-09 is that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable users of the Company’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The Company will also be required to disclose information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 provides two methods of retrospective application. The first method would require the Company to apply ASU 2014-09 to each prior reporting period presented. The second method would require the Company to retrospectively apply with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. ASU 2014-09 will be effective for the Company beginning in 2018; however, a delay in the effective date is currently being considered by the FASB, which the Company expects will result in at least a one year deferral. The FASB may also permit companies to adopt ASU 2014-09 early, but not before the original public company effective date (that is, annual periods beginning after December 15, 2016). The Company is currently evaluating the impact that the adoption of ASU 2014-09 may have on the Company’s consolidated financial statements.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (ASU 2014-08), which changes the requirements for reporting discontinued operations in Subtopic 205-20 “Presentation of Financial Statements - Discontinued Operations.” The ASU changes the definition of discontinued operations by limiting discontinued operations reporting to disposals that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current U.S. GAAP, many disposals, some of which may be routine in nature and not representative of a substantive change in an entity’s strategy, are reported in discontinued operations. ASU 2014-08 requires expanded disclosures for discontinued operations designed to provide users of financial statements with more information about the assets, liabilities, revenues, expenses and cash flows related to discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss (or change in net assets for a not-for-profit entity) of an individually significant component of an entity that does not qualify for discontinued operations reporting. The amendments in ASU 2014-08 are effective prospectively for fiscal years, and interim periods, beginning after December 15, 2014. ASU 2014-08 will be effective for the Company beginning in 2015 and the Company will evaluate each divestiture to determine the appropriate presentation and disclosure requirements associated with the Company's consolidated financial statements.

3. Inventory

Inventory consists of the following at December 31:

	2014	2013

Raw materials	$1,590	$1,360
Finished goods	3,398	3,830
Channel inventory	1,416	572
Total	$6,404	$5,762

Substantially all of the Company’s inventory is consigned to its fulfillment and service partners, except for channel inventory. Channel inventory represents inventory at distributors for transactions in which revenue and related costs of sales are not recognized.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Property and Equipment

Property and equipment consist of the following at December 31:

	Estimated Useful Life
	(Years)	2014	2013

Evaluation equipment	1	$4,846	$4,701
Production tooling	2	4,287	2,412
Software	3	2,089	2,011
Furniture, fixtures, and equipment	3–6	922	877
		12,144	10,001
Accumulated depreciation and amortization		(10,176)	(9,112)
		$1,968	$889

The Company’s management reviews the carrying value of its property and equipment at each reporting period to determine whether the carrying value of the property and equipment is greater than its fair value. In 2013, the Company’s management determined that the carrying value of certain software exceeded its fair value because the software product was not commercially viable. The Company recorded a $96 impairment charge as a result of this determination. The Company’s management determined that no impairment charge was necessary in the year ended December 31, 2014.

5. Debt

The following table summarizes the Company’s long-term debt at December 31:

	2014	2013

Current and long-term debt (in order of liquidation preference):

$12.5 million revolving line of credit, at the greater of prime plus 2.75% or 6.25% for formula borrowings and at the greater of prime plus 3.00% or 6.5% for non-formula borrowings with principal due on April 1, 2016, and interest due monthly.	$10,610	$-
$10 million revolving line of credit, at the greater of prime plus 2.75% or 6.0% with principal due on April 1, 2016, and interest due monthly.	-	6,795
$7 million issued on December 27, 2013, at 12% interest, with a term of 48 months. Interest paid monthly for the first 15 months and thereafter monthly payments equal to $248 for the following 33 months, with the unamortized balance plus a terminal fee of 16% of the original principal due on December 31, 2020.	6,001	7,000
$3 million notes convertible to preferred stock issued on December 22, 2008, at 10% with principal and interest due on January 1, 2017.	3,000	3,000
$3 million notes convertible to preferred stock issued on December 22, 2008, and $3 million notes convertible to preferred stock issued on February 27, 2009 and March 30, 2009, at 10% with the notes balance plus interest due on January 1, 2017.	6,196	6,196
	25,807	22,991
Terminal fee	576	148
Less current portion	(2,564)	(1,740)
Long-term interest payable	5,063	4,305
Total long-term debt and accrued interest in default	$28,882	$25,704

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

On March 8, 2010, the Company entered into a loan and security agreement with a commercial bank to provide a revolving line of credit of up to $10 million for working capital purposes (2010 Revolving Line of Credit). The 2010 Revolving Line of Credit was scheduled to expire on April 1, 2016, unless extended by mutual agreement.

Borrowings under the 2010 Revolving Line of Credit bore interest at the greater of 1.75% above the prime rate or 5.0%, or the greater of 2.75% above the prime rate or 6.0%, under certain conditions related to the ratio of borrowing to cash balances. For the years ended December 31, 2014 and December 31, 2013 the interest rate was 6.0% and 5.0%, respectively. The 2010 Revolving Line of Credit agreement required that the Company to comply with certain financial and reporting covenants. Outstanding borrowings under the 2010 Revolving Line of Credit were collateralized by substantially all of the Company’s assets and were senior to all other Company debt.

On April 30, 2014, the Company amended the 2010 Revolving Line of Credit to temporarily include a non-formula advance of up to $4 million and waive certain financial covenants. The non-formula line of credit provided an additional $4 million for working capital purposes.

On September 12, 2014, the Company entered into a loan and security agreement with a commercial bank to provide a revolving line of credit of up to $12.5 million for working capital purposes (2014 Revolving Line of Credit). Proceeds from the 2014 Revolving Line of Credit were used to retire the 2010 Revolving Line of Credit. The 2014 Revolving Line of Credit includes a non-formula advance provision of up to $2.5 million and the 2014 Revolving Line of Credit matures on April 1, 2016, unless extended by mutual agreement.

Borrowings under the 2014 Revolving Line of Credit associated with formula borrowings bear interest at the greater of 2.75% above the prime rate or 6.25% and non-formula borrowings at the greater of 2.75% above the prime rate or 6.5%. The 2014 Revolving Line of Credit agreement requires that the Company comply with certain financial and reporting covenants. Outstanding borrowings under the 2014 Revolving Line of Credit are collateralized by substantially all of the Company’s assets and are senior to all other Company debt.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

On February 13, 2015, the Company was notified by its senior secured creditor that it was in default with certain covenants of the 2014 Revolving Line of Credit. The Company did not cure the events of default. On April 17, 2015, the senior secured creditor foreclosed on the majority of the Company's assets and sold certain of those assets to an independent buyer in a private foreclosure. Certain assets of the Company that did not secure the 2014 Revolving Line of Credit were sold to the buyer of the foreclosed assets by the Company. As a result of the foreclosure, the Company is in the process of winding down its remaining operations.

On December 27, 2012, the Company entered into a note purchase agreement with certain investors to provide a $7 million term loan (the 2012 Term Loan). The 2012 Term Loan has a term of 48 months, commencing on December 27, 2012, with an annual fixed interest rate of 12%. The 2012 Term Loan provided up to $5 million to the Company for working capital and other purposes as of December 27, 2012, with an additional $2 million available after March 27, 2013. On December 27, 2012, the Company used $2.8 million of the proceeds from the 2012 Term Loan to repay in full the outstanding balance on a then-existing term loan. On March 28, 2013, the 2012 Term Loan provided an additional $2 million for working capital and other purposes.

During each of the first 12 months of the term of the 2012 Term Loan, the Company was required to pay interest on the outstanding balance. Beginning in the 13th month of the term of the 2012 Term Loan, the Company was required to pay interest and principal for a 36-month period, consisting of principal and interest. The remaining unamortized balance of the 2012 Term Loan plus 9% of the original principal was due in the 48th month of the term.

On December 31, 2013, the Company amended the 2012 Term Loan to extend the interest-only term to 15 months. Beginning in the 16th month of the term of the 2012 Term Loan, the Company was required to pay interest and principal for a 33-month period, with a monthly payment of $248 consisting of principal and interest. The remaining unamortized balance of the 2012 Term loan plus 16% of the original principal was due in the 48th month of the term. On March 20, 2014, the Company amended the 2012 Term Loan again to revise the monthly payment amounts for months 16 through 48. Beginning in the 16th month of the term of the 2012 Term Loan, the Company was required to pay interest and principal for a 3-month period, with a monthly payment of $124 consisting of principal and interest. Beginning in the 19th month of the term of the 2012 Term Loan, the Company was required to pay interest and principal for a 30-month period, with a monthly payment of $262 consisting of principal and interest. The remaining unamortized balance of the 2012 Term Loan plus 20% of the original principal was due in the 48th month of the term. The 2012 Term Loan was not repaid in accordance with its terms on its maturity date, December 27, 2014.

The 2012 Term Loan requires the Company to comply with certain covenants related to financial performance, reporting, and indebtedness. Outstanding borrowings under the 2012 Term Loan are collateralized by substantially all of the Company’s assets, subordinate to the 2014 Revolving Line of Credit and senior to all convertible notes.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

On December 22, 2008, pursuant to a purchase agreement between the Company and certain investors (Convertible Note Purchase Agreement), the Company issued $6,125 in aggregate principal amount of subordinated convertible notes with a fixed interest rate of 10%.

On February 27, 2009 and March 30, 2009, the Company completed the second round of funding under the Convertible Note Purchase Agreement. This funding resulted in the issuance and sale of $3,071 in aggregate principal amount of subordinated convertible notes with a fixed interest rate of 10%. All of the subordinated convertible notes issued pursuant to the Convertible Note Purchase Agreement (Convertible Notes) mature on January 1, 2017.

The Convertible Notes are subordinate to the 2014 Revolving Line of Credit and the 2012 Term Loan. The Convertible Note Purchase Agreement requires the Company to comply with the covenants of the 2014 Revolving Line of Credit.

The Convertible Notes can be converted into the Company's Series D Redeemable Convertible Preferred Stock (Series D Preferred Stock) at the option of the note holder upon occurrence of a qualified financing, initial public offering, liquidation event, or an equity financing. The conversion price of the Convertible Notes in the case of a qualified financing is equal to 75% of the lowest price paid for such qualified securities. If an initial public offering of securities closes, the conversion price will be equal to 75% of the price per share that is sold to the public. In the case of an equity financing, the conversion price will be 75% of the lowest price per share paid for such equity securities. At December 31, 2013, the estimated intrinsic value of the beneficial conversion feature associated with the discounted conversion prices exceeded the value of the debt proceeds allocated to the Convertible Notes. If one of the above events occurs, the beneficial conversion option will be recorded as an additional discount on the value of the Convertible Notes.

In conjunction with the Convertible Notes issuance, the Company granted a warrant to purchase Series D Preferred Stock at a 25% discount to each of the investors. Warrant coverage was equal to the amount of the Convertible Notes plus accrued interest.

All of the long-term debt and accrued interest has been classified as a current liability as a result of the default and foreclosure under the 2014 Revolving Line of Credit.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Deferred Revenue

Fees from extended warranty contracts are recorded as deferred revenue and subsequently are recognized ratably over the term of the contract. The Company provides for an estimate of costs that will be incurred under its standard warranty contemporaneously with the recognition of revenue for the associated products sold. Costs associated with service and extended warranty contracts are recognized as incurred.

Changes in the Company’s deferred revenue are as follows:

	December 31
	2014	2013

Deferred revenue, beginning of year	$9,390	$9,131
Revenue deferred and costs accrued for new warranties	7,510	7,117
Service obligations fulfilled	(2,117)	(1,975)
Amortization of deferred revenue	(4,473)	(4,883)
Deferred revenue, end of year	10,310	9,390
Current portion	4,944	4,471
Long-term portion	$5,366	$4,919

7. Redeemable Convertible Preferred Stock and Warrants

On February 12, 2010, February 25, 2010, and April 14, 2010, the Company issued a cumulative total of 104,132 shares of its Series D Preferred Stock to qualified investors at a price per share of $5.7536. In conjunction with this issuance of Series D Preferred Stock, the Company issued warrants to purchase 104,132 shares of Series D Preferred Stock at a price of $4.3152 per share for a warrant price per share of $0.01. Proceeds from the issuance of the Series D Preferred Stock and warrants were $600. The warrants were exercisable immediately. The Company recorded the value of the warrants at fair value of $4.87 per share. The fair value of the warrants was determined using the Black-Scholes option pricing model with a dividend rate of 0%, risk-free rate of 0.47%, and volatility of 60.77%. These warrants expired on December 22, 2014.

On December 22, 2009, the Company issued 971,614 shares of Series D Preferred Stock at $5.7536 per share. In conjunction with the issuance of the Series D Preferred Stock, the Company issued warrants to purchase an equal number of shares of Series D Preferred Stock at a price of $4.3152 per share for a warrant price per share of $0.01. The gross proceeds of the sale of Series D Preferred Stock and warrants were $5,600. The warrants were exercisable immediately. The Company recorded the warrants at fair value of $4.87 per share. The fair value of the warrants was determined using the Black-Scholes option pricing model with a dividend rate of 0%, risk-free rate of 0.47%, and volatility of 60.77%. As of December 31, 2014, there were 1,605,289 shares of Series D Preferred Stock outstanding, and there were no warrants to purchase shares of Series D Preferred Stock outstanding.

In July 2008, the Company authorized the issuance of 9,400,000 shares of Series B-1 Redeemable Convertible Preferred Stock (Series B-1 Preferred Stock). In conjunction with the purchase of shares of Series D Preferred Stock on July 29, 2008, the Company granted each investor purchasing Series D Preferred Stock and holding one or more shares of existing preferred stock (Series A, B, or C Preferred Stock) a conversion provision whereby such investor could exchange shares of such existing preferred stock for shares of Series B-1 Preferred Stock.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Series A Redeemable Convertible Preferred Stock, Series B Redeemable Convertible Preferred Stock, Series B-1 Redeemable Convertible Preferred Stock, Series C Redeemable Convertible Preferred Stock, and Series D Redeemable Convertible Preferred Stock (in aggregate, Preferred Stock) are described further in this section. A total of 37,200,000 common shares of the Company's common stock are reserved for issuance upon the conversion of the Preferred Stock.

The following is a summary of Preferred Stock at December 31, 2014:

					Adjustment to Carrying Value
Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Value 2014	Per Share Conversion Rate	Accretion of Issue Cost Through December 31 2014	Accrual of Redemption Premium Through December 31 2014

Series A	5,800,000	5,264,992	$6,286	$1.19	$54	$5,426
Series B	5,600,000	3,445,066	7,200	2.09	55	5,737
Series B-1	9,400,000	2,065,706	4,317	2.09	-	3,510
Series C	4,600,000	4,371,176	25,150	5.75	64	20,178
Series D	11,800,000	1,605,289	18,472	11.51	107	4,036

The Preferred Stock has the following characteristics:

Dividends

Subsequent to December 17, 2004, the holders of all Preferred Stock classes are entitled to receive noncumulative dividends at a rate of 8% of the original issuance price per share per annum, when and if declared by the Board of Directors (the Board). As of December 31, 2014, no dividends had been declared.

Voting

The holders of the Preferred Stock (Preferred Stockholders) are entitled to vote, together with the holders of common stock (Common Stockholders). Each Preferred Stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Common Stockholders, voting as a single class, are entitled to elect two of the six members of the Company's Board. The holders of the Series A Preferred Stock are entitled to elect one member of the Board. The holders of Series D Preferred Stock are entitled to elect two members of the Board. Common Stockholders and Preferred Stockholders, voting together as a single class (on an as-if-converted basis), are entitled to elect the remaining members of the Board.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Preferred Stock Protective Provisions

Provided that at least 3,800,000 shares of Preferred Stock are then outstanding, the Company is required to obtain approval by the majority of the Preferred Stockholders (voting as a single class on an as-if-converted basis) on the following matters: (i) modify the number of members of the Board, unless such change is unanimously approved by the Board; (ii) amend the Company’s Certificate of Incorporation, its Bylaws, or any action in a manner that would materially alter or change any of the powers, preferences, privileges, or rights of the Preferred Stock; (iii) issue any other equity securities ranking senior to or on a parity with the Preferred Stock; (iv) sell all or substantially all of the Company’s assets or merger with any other entity; (v) increase or decrease the authorized number of shares of common stock or Preferred Stock; (vi) redeem, purchase, or acquire any shares of common stock (with customary exceptions) or Preferred Stock outside of the redemption provisions; (vii) declare or pay dividends to the Common Stockholders; (viii) allow a subsidiary to sell any stock; (ix) borrow an amount in excess of $2,000 or any amounts outside of the ordinary course of business; (x) make any loans to executive officers in excess of $100 or loans outside of the ordinary course of business; (xi) dissolve, liquidate, or wind up the Company; or (xii) increase the compensation of any of the five most highly compensated employees by more than 15% annually.

Conversion

Each share of Preferred Stock, at the option of the holder, is convertible at any time into a number of fully paid shares of common stock as determined by dividing the applicable Preferred Stock’s issuance price by the conversion price in effect at the time of conversion. Conversion is automatic immediately upon (i) the closing of a firm commitment underwritten public offering in which the pre-money valuation of the Company is at least $290,301 and the aggregate proceeds raised exceed $30,000 or (ii) the written consent or agreement of the holders of at least 55% of the then-outstanding shares of Series A, Series B, Series B-1, and Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Series D Preferred Stock are entitled to receive, prior and in preference to all other classes of stock, an amount equal to two times the Series D Preferred Stock original issue price of $5.7536 per share plus declared but unpaid dividends.

The holders of the Series C and Series B-1 Preferred Stock are entitled to receive, prior and in preference to the Series A, Series B, and common stockholders, an amount equal to $5.7536 and $2.09, respectively, plus declared but unpaid dividends. The holders of the Series B and Series A shall be entitled to receive, on a pari passu basis, prior and in preference to all common stock, an amount equal to $2.09 and $1.194, respectively, per share. The remaining assets available for distribution are then to be distributed among the holders of common stock and Preferred Stock on a pro rata, as-converted into common stock, basis.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Redemption

At any time after December 22, 2014, upon the written request of the majority of the Preferred Stockholders, the Company is required to redeem the Preferred Stock in three annual installments. The redemption amount will equal the original issuance price of the Preferred Stock plus an additional amount of 8% per year (referred to as the Redemption Premium). The carrying value of the Preferred Stock is being accreted up to the redemption amount at the date of redemption.

Warrants

The Company issued warrants to purchase shares of its redeemable preferred stock. The Company classified as a liability the fair value of these warrants because the terms of the warrants required the Company to transfer assets to the holders of the warrants. Changes in the fair value of these warrants were recognized as increases or decreases in interest expense in each reporting period.

The fair value of warrant liabilities are determined in accordance with the criteria established by Accounting Standards Codification (ASC) 820, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands on required disclosures regarding fair value measurements. ASC 820 inputs are referred to as assumptions that market participants would use in pricing the asset or liability. The use of inputs in the valuation process is categorized into a three-level fair value hierarchy. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities the Company has the ability to access. Level 2 inputs utilize inputs other than quoted prices in active markets for identical assets or liabilities. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The fair value of the warrant liabilities was estimated using an income approach discounted cash flow model that requires use of management assumptions regarding future performance and cost of equity and debt. The warrant liabilities were therefore all classified as Level 3 within the fair value framework. At December 31, 2013, the fair value of the warrant liabilities is included in a separate line item within the consolidated balance sheet.

For the years ended December 31, 2014 and 2013, the Company recorded $1,833 and $8,701, respectively, in other income, for the change in the fair value of these warrants.

8. Common Stock and Stock-Based Compensation

A total of 53,200,000 shares have been designated as common stock, at a par value of $0.001 per share. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board, subject to the priority rights of the Preferred Stock.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock-based compensation expense for all employee share-based payment awards granted after January 1, 2006, is based upon the grant date fair value. The Company recognizes these compensation costs net of an estimated forfeiture rate, and recognizes these compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting period of four years.

The Company recognized $22 and $58 of stock-based compensation during the years ended December 31, 2014 and 2013, respectively.

Stock-Based Compensation Plan

The Company adopted its 2001 Stock Option Plan (the Plan) under which a maximum of 10,466,000 shares of common stock are available for grant to employees, directors, and service providers. Options granted under the Plan may be incentive stock options or non-statutory stock options. The Board determines the term of the option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to the option, and the rate at which each option is exercised. Generally, options become 25% vested after one year of service. The remaining 75% vests on a pro rata, monthly basis over the remaining three years of the service period. The term of each option is ten years.

The fair value of common stock options granted during the years ended December 31 was estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	2014	2013

Volatility	65%	65%
Dividend yield	0%	0%
Risk-free interest rate	0.65%-1.50%	0.65%-1.50%
Expected life (in years)	3-10	3-10

For option grants made during the years ended December 31, 2014 and 2013, the expected term was calculated based upon historical employee data, including employee exercises and cancellations. Volatility was determined using the volatility of comparable publicly traded entities.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table summarizes the activity of the Company’s stock option plan:

	Number of Shares	Exercise Price	Weighted- Average Exercise Price	Aggregate Intrinsic Value

Outstanding – December 31, 2012	7,035,000	$0.03–$3.96	0.40	570
Granted	3,425,000	$0.03–$0.03	0.03	-
Exercised	(273,000)	$0.03–$0.50	0.04	-
Forfeited	(3,885,000)	$0.03–$3.96	0.64	-
Outstanding – December 31, 2013	6,302,000	$0.03–$3.96	0.06	-
Granted	422,000	$0.03–$0.03	0.03	-
Exercised	(404,000)	$0.03–$0.03	0.03	-
Forfeited	(979,000)	$0.03–$6.50	0.64	-
Outstanding – December 31, 2014	5,341,000	$0.03–$3.96	0.06	-

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been received by the option holders had all option holders exercised their options on December 31, 2014 and 2013. The aggregate intrinsic value is determined by the fair value of the Company’s common stock and the per-share grant price. There was no intrinsic value for employee options exercised during the year ended December 31, 2013. The total fair value of employee options vested during the years ended December 31, 2014 and 2013, was none and $49, respectively.

The following table summarizes information about stock options outstanding at December 31, 2014:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price

$0.03	5,240,000	4.35	$0.03	4,434,000	$0.03
$0.10–$3.45	64,000	3.40	0.70	64,000	0.70
$3.93	26,000	1.88	3.93	26,000	3.93
$3.96	11,000	2.59	3.96	11,000	3.96
	5,341,000			4,535,000

As of December 31, 2014, $13 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of less than one year.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes

The components of the provision for income taxes attributable to continuing operations are as follows for the years ended December 31:

	2014	2013
Current:
Federal	$–	$–
Foreign	55	14
State	5	5
Total current	60	19
Deferred:
Federal	–	–
Foreign	–	–
State	–	–
Total deferred	–	–
Total provision for income taxes	$60	$19

As of December 31, 2014, the Company had federal net operating loss carryforwards of approximately $81,396 and research and development credit carryforwards of approximately $2,508. These carryforwards will begin to expire in 2022 if not utilized.

Utilization of the net operating losses and tax credits may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows:

	2014	2013
Deferred tax assets:
Current deferred tax assets:
Deferred revenue	$165	$1,130
Accrued liabilities	896	1,010
Gross current deferred tax assets	1,061	2,140
Valuation allowance	(1,061)	(2,140)
Net current deferred tax assets	-	-
Noncurrent deferred tax assets:
Net operating loss	28,489	26,298
R&D and other credit carryforwards	2,508	2,886
Depreciation and amortization	150	177
Deferred revenue	156	384
Deferred compensation	-	450
Gross noncurrent deferred tax assets	31,303	30,195
Valuation allowance	(31,303)	(30,195)
Net noncurrent deferred tax assets	$–	$–

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the years ended December 31, 2014 and 2013, the valuation allowance increased by approximately $30 and $1,759, respectively, primarily due to operations.

The Company’s provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes for the years ended December 31 primarily as a result of the following:

	2014	2013

Tax (benefit) at statutory rate of 34%	$(3,005)	$1,427
State taxes, net of federal benefit	(10)	(54)
Warrants	(623)	(2,958)
Permanent differences and other items	3,668	(155)
Deferred assets not benefited	30	1,759
	$60	$19

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and France. The Company’s income tax returns are for the years prior to 2011 are no longer subject to U.S. federal, state, and local, or non-U.S. income tax examination by taxing authorities. The tax years 2011 through 2014 remain open to examination by all the major taxing jurisdictions to which the Company is subject, although the Company is not currently under examination by any major taxing jurisdiction.

The Company adopted the provisions of ASC 740, Income Taxes, on January 1, 2009. As a result of the implementation of ASC 740, the Company recognized no changes in the liability for unrecognized tax benefits and no adjustments to the January 1, 2009, balance of retained earnings. The Company has recognized no liabilities for unrecognized tax benefits for the years ended December 31, 2014 and 2013.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Employee Savings Plan

In 2002, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a tax-deferred basis. Company contributions to the plan may be made at the discretion of the Board. The Company contributions in 2014 were less than one thousand dollars, and were $81 in 2013.

11. Commitments, Contingencies, and Concentrations

a)	Premises

The Company leases facilities in Austin, Texas. In December 2014, the Company entered into an extension of its lease agreement to July 31, 2019 and to reduce the amount of occupied square footage effective July 31, 2015. The renewal's initial annual lease commitment is $627, the lease maturity date is July 31, 2019, and the related payments are included in the minimum annual payments table shown below. Rent expense for the years ended December 31, 2014 and 2013 was $740 and $744, respectively.

Future minimum lease payments under all operating leases and capital leases for each of the five succeeding years and thereafter are as follows:

	Operating	Capital
	Leases	Leases
Year ending December 31
2015	$666	$28
2016	632	28
2017	644	28
2018	656	7
2019 and thereafter	501	-
Total contractual cash obligations	$3,099	$91

Less amount representing interest and taxes		$(24)
Present value of minimum lease payments		67
Less current portion		(16)
Capital lease obligation, net of current portion		$51

b)	Purchase commitment

In the normal course of operations, the Company enters into purchase commitments for inventory and other goods and services.

c)	Litigation

The Company is subject to legal proceedings and claims in the ordinary course of business.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Since the foreclosure sale of substantially all of the Company's assets, three companies have filed lawsuits against the Company and the buyer of certain of the Company's assets for alleged infringement of the claimant’s patent by the Company's products. The buyer of certain of the Company's assets believes the claims are without merit and that it is not liable for claims arising prior to the acquisition, and intends to pursue its defenses against those claims. The buyer of certain of the Company's assets subsequently settled one of the lawsuits by entering into a license agreement with a modest one-time payment.

12. Financial Instruments and Credit Risk

a) Interest rate risk

At December 31, 2014, the 2014 Revolving Line of Credit had a cost of funds fee interest rate with a variable component based on the Wall Street Journal’s prime rate. If the Company borrowed 100% of the available line for a full year and the bank’s prime lending rate increased by 1%, the Company’s costs would increase by approximately $125.

b) Foreign exchange risk

The Company’s revenues are denominated in seven currencies, U.S. Dollar, Swiss Francs, Euro, Canadian Dollar, British Pound, Australian Dollar and New Zealand Dollar. The majority of the Company’s expenses are in United States dollars, however, there are significant operating expenses, principally salaries for foreign based employees, denominated in their local currencies. Consequently, the Company is subject to foreign exchange risk. The Company marks to market all receivables denominated in foreign currency monthly, using current rates. Due to unfavorable fluctuations in foreign exchange rates, the Company incurred $325 of foreign exchange losses for the three months ended March 31, 2015.

c) Credit risk

Information regarding the Company’s accounts receivable credit risk is as follows:

As of December 31,	Accounts Receivable (in millions)	Number of Customers with Receivable Balance >10% of Total Receivables	Customer Share as a Percent of Total Receivables	Percentage Share of Total Receivables
2014	$10.6	1	36%	36%
2013	$5.8	1	40%	40%

The receivables representing 36% of the accounts receivable balance at December 31, 2014 were subsequently collected.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Segmented Information

The Company operates in one segment, the sale of rugged mobile tablet PC systems. Approximately 55% and 51% of the Company’s revenue for 2014 and 2013, respectively, was derived from sales in the United States.

The distribution of revenue by country is segmented as follows:

	Years ended December 31,
	2014	2013
Revenue by country:
United States	$45,370	$46,804
All other countries	37,428	44,719
	$83,298	$91,523

The Company has a variety of customers and in any given year a single customer can account for a significant portion of sales. For the year ended December 31, 2014, the Company had one customer that had sales that were greater than 10% of total revenue located in the United States of America. For the year ended December 31, 2013, the Company had three customers located in the United States of America that had sales that were greater than 10% of total revenue. The percentages of total revenue from these customers are as follows:

Fiscal Year	Total Revenue (in millions)	Number of Customers with Revenue of 10% or greater of Total Revenue	Customer Share as a Percent of Total Revenue	Percentage Share of Total Revenue
2014	$83.3	1	44%	44%
2013	$91.5	3	53%	53%

No more than 10% of the Company’s assets were located in any country, other than the United States, during each of the years ended December 31, 2014 and 2013.

14. Related-Party Transactions

The Company outsources manufacturing and certain warranty services for certain of its products to a Series A Preferred Stock investor. The total expenses for these services amounted to approximately $11,487 and $11,942 for the years ended December 31, 2014 and 2013, respectively. Included in accounts payable and accrued liabilities are amounts due to this investor of approximately $1,633 and $1,422 at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, this investor held approximately 48% of the Series A Preferred Stock.

Motion Computing, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Subsequent Events

On February 13, 2015, the Company was notified by its senior secured creditor that it was in default with certain covenants of its loan facility. The Company did not cure the events of default. On April 17, 2015, the senior secured creditor foreclosed on the majority of the Company's assets and sold certain of those assets to an independent buyer in a private foreclosure. Certain assets of the Company that did not secure the loan facility were sold to the buyer of the foreclosed assets by the Company. As a result of the foreclosure, the Company is in the process of winding down its remaining operations.